Registration  No. 333-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             EBIZ ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                              84-1075269
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                           13715 Murphy Road, Suite D
                              Stafford, Texas 77477
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                             EBIZ ENTERPRISES, INC.
                             2002 STOCK OPTION PLAN
                            (Full Title of the Plan)

      Name, Address and Telephone             Copy of communications to:
      Number of Agent for Service:

       Bruce Parsons                           Jeffrey Perry
       Chief Executive Officer                 General Counsel
       Ebiz Enterprises, Inc.                  Ebiz Enterprises, Inc.
       13715 Murphy Road, Suite D              8930 E. Raintree Drive, Suite 300
       Stafford, Texas 77477                   Scottsdale, Arizona 85260
       Phone: (281) 403-8500                   Phone: (480) 346-2014
       Fax:   (281) 403-8591                   Fax:   (480) 346-3000

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
  Title of                                                         Proposed Maximum
Securities To                                Proposed Amount        Offering Price     Maximum Aggregate         Amount of
Be Registered                              To Be Registered (1)      Per Share (2)     Offering Price (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $.001 Per Share          775,000                 $.11               $85,250               $7.84
=============================================================================================================================

----------
(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the changes in capitalization provision 12(a)of the Ebiz Enterprises, Inc. 2002 Stock Option Plan (the "Plan").
(2) Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee and, based on the average of the high and low price of the Registrant's Common Stock on the Over the Counter Bullentin Board of January 30, 2003.

                               TABLE OF CONTENTS

PART I ......................................................................  1

PART II .....................................................................  1
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE .............................  1
ITEM 4. DESCRIPTION OF SECURITIES ...........................................  1
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL ..............................  1
ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS ...........................  2
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED .................................  3
ITEM 8. EXHIBITS ............................................................  3
ITEM 9. UNDERTAKINGS ........................................................  4

SIGNATURES ..................................................................  5

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to the participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents we have previously filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement by reference:

     *    Annual Report on Form 10-KSB for the year ended June 30, 2002;

     *    Quarterly Report on Form 10-QSB for the period ended September 30,
          2002;

     * The description of our common stock contained in our Registration Statement on Form 10-SB filed on October 19, 1999, including any amendments or reports filed for the purpose of updating the description.

     All documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     With regard to directors, officers and controlling persons (who are employees, agents or representatives of the corporation in certain specified capacities), our Articles of Incorporation and Bylaws require us to provide indemnification to the fullest extent permitted under Nevada law. Our Articles of Incorporation allow for indemnification to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes. That section provides for discretionary indemnification of a director, officer, employee or agent where action was taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Any discretionary indemnification may be made only as authorized in the specific case upon a determination that it is proper under the circumstances. The determination must be made (i) by the stockholders, (ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     We have in effect an insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by us, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as our directors and officers. The policy also reimburses us for liability incurred in the indemnification of our directors and officers.

     Summary of Nevada Law. The following is a summary of the indemnification provisions of Nevada law.

     Scope: Discretionary Indemnification. A corporation is permitted to provide indemnification to directors, officers, employees and agents against expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonable incurred in connection with any action, suit or proceeding, except an action brought by or in the right of the corporation, if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     If an action or suit is brought by or in the right of the corporation, the person may be indemnified by the corporation only against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit. Indemnification may not be made where he is found by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of the circumstances, the person is fairly and reasonable entitled to indemnity for such expenses as the court deems proper.

     Procedure for Indemnification. Discretionary indemnification may be made only as authorized in a specific case based upon a determination that indemnification is proper in the circumstances. The determination must be made
(i) by the stockholders; (ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Advancement of Expenses. Through its articles of incorporation, its bylaws or by an agreement, the corporation may also provide that expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding must be paid as they are incurred and in advance of final disposition, where a court of competent jurisdiction has determined no entitlement to indemnification. With certain exceptions, indemnification may not be made if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     Mandatory Indemnification. Indemnification for expenses, including attorneys' fees, actually and reasonably incurred by a director, officer, employee or agent of a corporation in connection with a defense that has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth under the "Discretionary Indemnification" discussion set forth above, shall be made by the corporation.

     Insurance. Nevada law allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation for any liability asserted against such person and liability and expenses incurred by such person in such a capacity as a director, officer, employee or agent or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. In addition, a corporation may make other financial arrangements to protect these individuals including (i) creation of a trust fund, (ii) establishment of a program of self-insurance,
(iii) securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation, (iv) establishment of a letter of credit, guaranty or surety. However, no such other financial arrangement may provide protection for an adjudged finding of liability for intentional misconduct, fraud or a knowing violation of law.

     Standard of Care. In general under Nevada law, the fiduciary obligation of a director seems to only involve a duty of loyalty. Directors must only act in good faith towards the best interests of the corporation.

     Limitation of Liability of Directors and Officers. Under Nevada law directors and officers are liable only for acts or omissions involving either intentional misconduct, fraud, or a knowing violation of the law or the payment of improper distributions. A limitation of liability statement may exculpate directors for breach of a duty of loyalty, acts not in good faith and receiving improper benefits.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

ITEM 8. EXHIBITS

     EXHIBITS                           DESCRIPTION
     --------                           -----------

       4.1  --      Ebiz Enterprises, Inc. 2002 Stock Option Plan
                    (filed herewith).

       4.2  --      Specimen Certificate for Shares of Common Stock, par value
                    $.001 per share. (Incorporated by reference from Ebiz
                    Enterprises, Inc. Registration Statement filed October 19,
                    1999).

       5.1  --      Opinion of Snell & Wilmer L.L.P. with respect to legality of securities (filed herewith).

      23.1  --      Consent of Semple & Cooper LLP (filed herewith).

      23.2  --      Consent of Snell & Wilmer, L.L.P. (included in Exhibit 5).

      24.1  --      Powers of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stafford, State of Texas, on February 4, 2003.

                                        EBIZ ENTERPRISES, INC.


                                        By: /s/ Bruce Parsons
                                            ------------------------------------
                                            Bruce Parsons, President & Chief
                                            Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Parsons, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                          DATE
---------                              -----                          ----

/s/ Bruce Parsons            Chief Executive Officer            February 4, 2003
------------------------     (Principal Executive Officer
Bruce Parsons                and Chairman of the Board)

/s/ Mike Colesante           Chief Financial Officer and        February 4, 2003
------------------------     Treasurer (Principal Financial
Mike Colesante               and Accounting Officer)

/s/ Darcy Mott               Director                           February 4, 2003
------------------------
Darcy Mott

/s/ Dan Baker                Director                           February 4, 2003
------------------------
Dan Baker

/s/ Allan Smart              Director                           February 4, 2003
------------------------
Allan Smart

/s/ Steve Scronic            Director                           February 4, 2003
------------------------
Steve Scronic

                                INDEX TO EXHIBITS

     EXHIBITS                           DESCRIPTION
     --------                           -----------

       4.1  --      Ebiz Enterprises, Inc. 2002 Stock Option Plan
                    (filed herewith).

       4.2  --      Specimen Certificate for Shares of Common Stock, par value
                    $.001 per share. (Incorporated by reference from Ebiz
                    Enterprises, Inc. Registration Statement filed October 19,
                    1999).

       5.1  --      Opinion of Snell & Wilmer L.L.P. with respect to legality of securities (filed herewith).

      23.1  --      Consent of Semple & Cooper LLP (filed herewith).

      23.2  --      Consent of Snell & Wilmer, L.L.P. (included in Exhibit 5).

      24.1  --      Powers of Attorney (included on signature page).